EXHIBIT 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 30, 2022, with respect to the consolidated financial statements of Vivint Solar Asset 3 HoldCo Parent, LLC, included in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

January 6, 2023